Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Christopher C. Spencer Chief Financial Officer (505) 241-7154

FIRST STATE BANCORPORATION ANNOUNCES BOARD APPOINTMENT

Albuquerque, NM--July 3, 2007--First State Bancorporation ("First State") (NASDAQ:FSNM) announced today that Linda Childears, President and CEO of the Daniels Fund, has been appointed to the First State Board of Directors.

"Linda has been a tremendous asset to First State the past two years as a Community Advisory Board member in our Denver market," stated Michael R. Stanford, President and CEO. "Her thirty year banking experience coupled with her strong leadership skills has helped us focus our growth for success in the Colorado arena. We welcome her to our board," Stanford continued.

Prior to the Daniels Fund, Childears served as President and CEO of Young Americans Bank since its inception in 1987. Young Americans Bank is the world's only bank specifically designed for young people under the age of 21. Young Americans Bank's sole mission is to teach personal financial responsibility through real experience with actual bank products and services. Childears' has also held numerous other leadership roles in the banking industry including Vice President of First National Bancorporation, President of Equitable Bank of Littleton, and President of the Financial Consortium, a banking consultancy. She has served the banking industry as a board member for the Colorado Bankers Association, Graduate School of Banking at Colorado, Colorado Student Loan Program, and as Chairman of the American Bankers Association Education Foundation. She is active on many community boards including the Daniels College of Business, Denver Metro Chamber of Commerce, Denver Public Schools Foundation and serves as Chairman of Young Americans Bank.

ABOUT FIRST STATE

First State is a New Mexico-based bank holding company. First State provides commercial banking services to businesses through its subsidiary bank, First Community Bank. On July 3, First State operated 64 branch offices, in New Mexico, Colorado, Arizona, and Utah. On July 3, 2007, First State stock (NASDAQ:FSNM) closed at $21.27.

Additional Information and Where to Find It

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fcbnm.com. Investors and shareholders may also obtain these documents free of charge at the SEC's website at www.sec.gov.